EXHIBITS

EXHIBIT 99
OLD STONE CORPORATION CONSOLIDATED FINANCIAL STATEMENTS FOR THE
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                              OLD STONE CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                        DECEMBER 31, 2001, 2000 AND 1999

                              OLD STONE CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                    CONTENTS


Independent Auditors' Report.............................................     1


Consolidated Balance Sheets..............................................     2


Consolidated Statements of Operations....................................     3


Consolidated Statements of Changes in Stockholders' Equity (Deficit).....     4


Consolidated Statements of Cash Flows....................................     5


Notes to Consolidated Financial Statements...............................  6-16

Independent Auditors' Report


Board of Directors
Old Stone Corporation
East Providence, Rhode Island


We have audited the consolidated balance sheets of Old Stone Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to report on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, substantially all of the Company's operations have been discontinued and the Company is subject to a number of commitments and contingencies which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Because of the possible material effects of the uncertainties described in the preceding paragraph, we are unable to express, and we do not express, an opinion on the consolidated financial statements referred to in the first paragraph.

Providence, Rhode Island
June 5, 2002

                              OLD STONE CORPORATION

            CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 2001 AND 2000
                                ($ in thousands)


                                     ASSETS

                                                                                             2001                   2000
                                                                                      -------------------    ------------------

Cash                                                                                 $               36     $               4
Short-term investments                                                                               13                   104
Loans receivable, less allowance for loan losses
   ($29 in 2001 and 2000)                                                                                                  25
Other assets                                                                                        250                   310
                                                                                     -------------------    ------------------

                                                                                     $              299     $             443
                                                                                     ===================    ==================

                                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Other liabilities                                                                    $            1,401     $           1,431
                                                                                     -------------------    ------------------

Commitments and contingencies (Notes 1, 5, 6 and 7)

Redeemable preferred stock:
    Preferred stock, series B, $1 par value; 1,046,914 shares
     authorized, issued and outstanding (liquidation value $20,938)                              20,938                20,889
                                                                                     -------------------    ------------------

Stockholders' equity (deficit):
    Common stock, $1 par value; 25,000,000 shares authorized;
      8,351,046 shares issued                                                                     8,300                 8,300
    Additional paid-in capital                                                                   91,079                91,096
    Accumulated deficit                                                                        (120,276)             (120,130)
    Treasury stock, at cost, 54,000 shares                                                       (1,143)               (1,143)
                                                                                     -------------------    ------------------

                                                                                                (22,040)              (21,877)
                                                                                     -------------------    ------------------

                                                                                     $              299     $             443
                                                                                     ===================    ==================






See notes to consolidated financial statements.

                              OLD STONE CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                   ($ in thousands except for per share data)



                                                                         2001                  2000                   1999
                                                                   -----------------    -----------------    -----------------

Income:
    Interest income                                                $            11      $            21      $            14
    Commission income                                                          113                  313                  436
    Contract fee income                                                                              15
    Other income                                                                13                   25                   37
                                                                   -----------------    -----------------    -----------------
                                                                               137                  374                  487
                                                                   -----------------    -----------------    -----------------

Expenses:
    Salaries and employee benefits                                             150                  175                  167
    Clearance fees and bank charges                                             48                  108                  148
    Professional fees                                                           22                   37                   91
    Insurance                                                                   12                   17                   18
    Net occupancy expense                                                       11                   12                   10
    Equipment expense, including depreciation                                    6                    8                   10
    Other expenses                                                              34                   46                   73
                                                                   -----------------    -----------------    -----------------
                                                                               283                  403                  517
                                                                   -----------------    -----------------    -----------------
Net loss                                                           $          (146)     $           (29)     $           (30)
                                                                   =================    =================    =================
Net loss available for common stockholders                         $        (2,708)     $        (2,738)     $        (2,739)
                                                                   =================    =================    =================
Loss per share                                                     $         (.33)      $         (.33)      $         (.33)
                                                                   =================    =================    =================
Average common shares outstanding                                        8,297,046            8,297,046            8,297,046
                                                                   =================    =================    =================




See notes to consolidated financial statements.

                              OLD STONE CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                ($ in thousands)


                                                                                Additional
                                                                       Common    paid-in    Accumulated Treasury
                                                                       stock     capital      deficit     stock              Total
                                                                      --------  ----------  ----------- ---------    ---------------
Balance, January 1, 1999                                              $  8,300  $   91,489  $ (120,071) $ (1,143)    $      (21,425)

Net loss                                                                                           (30)                         (30)

Accretion of discount on preferred stock, Series B                                                (196)                        (196)
                                                                      --------  ----------  ----------- ---------    ---------------
Balance, December 31, 1999                                               8,300      91,293    (120,101)   (1,143)           (21,651)

Net loss                                                                                           (29)                         (29)

Accretion of discount on preferred stock, Series B                                   (197)                                     (197)
                                                                      --------  ----------  ----------- ---------    ---------------

Balance, December 31, 2000                                               8,300      91,096    (120,130)   (1,143)           (21,877)

Net loss                                                                                          (146)                        (146)

Elimination of liability relating to called Series A preferred stock                    32                                        32

Accretion of discount on preferred stock, Series B                                    (49)                                      (49)
                                                                      --------  ----------  ----------- ---------    ---------------
Balance, December 31, 2001                                            $  8,300  $   91,079  $ (120,276) $ (1,143)    $      (22,040)
                                                                      ========  ==========  =========== =========    ===============

                                  See    notes   to    consolidated    financial
statements.

                              OLD STONE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                ($ in thousands)

                                                                            2001                2000                   1999
                                                                     ----------------    -----------------    -----------------

Cash flows from operating activities:
   Net loss                                                          $          (146)    $           (29)     $           (30)
   Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
       Provision for bad debts                                                                                              8
       Depreciation                                                                                    1                    2
       Increase in:
          Other assets                                                                                                    (26)
          Other liabilities                                                        7                                       98
       Decrease in:
          Other assets                                                            21                  16
          Other liabilities                                                                          (11)
                                                                     ----------------    -----------------    -----------------
   Net cash provided by (used in) operating activities                          (118)                (23)                  52
                                                                     ----------------    -----------------    -----------------

Cash flows from investing activities:
   Net decrease (increase) in investments                                         91                  52                  (51)
   Deposit made to clearing broker-dealer                                                            (35)
   Net decrease in loans                                                          25                   3                    2
                                                                     ----------------    -----------------    -----------------
   Net cash provided by (used in) investing activities                           116                  20                  (49)
                                                                     ----------------    -----------------    -----------------

Cash flows from financing activities:
   Decrease in restricted cash                                                    39
   Payments made on amounts due holders of Series
     C preferred stock                                                            (5)
                                                                     ----------------
    Net cash provided by financing activities                                      34
                                                                     ----------------

Increase (decrease) in cash                                                       32                  (3)                   3

Cash, beginning of year                                                            4                   7                    4
                                                                     ----------------    -----------------    -----------------
Cash, end of year                                                    $            36     $             4      $             7
                                                                     ================    =================    =================

Supplemental disclosure, noncash investing and financing activities:

          During 2001, the Company eliminated a $32 liability relating to called Series A preferred stock by increasing additional paid-in capital.

          See notes to consolidated financial statements.

                              OLD STONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



1. Description of business, basis of presentation and summary of significant accounting policies:

      Description of business and basis of presentation:

      Old Stone Corporation (the "Company") was originally formed as a unitary savings and loan holding company which conducted substantially all of its business through its ownership of Old Stone Bank (a federal savings bank) and subsidiaries (together, the "Bank"). On January 29, 1993, the Office of Thrift Supervision of the United States Department of the Treasury ("OTS") placed the Bank into receivership due to the Bank's under capitalization. The OTS created a new institution, Old Stone Federal Savings Bank ("Old Stone Federal") to assume all deposits and certain other liabilities and assets of the Bank. The Resolution Trust Corporation ("RTC") was appointed receiver to handle all matters related to the Bank and as conservator of Old Stone Federal. A substantial portion of the assets and liabilities of Old Stone Federal was sold by the RTC to another Rhode Island financial institution in 1994. The Federal Deposit Insurance Corporation ("FDIC"), as successor-in-interest to the RTC, continues to act as conservator of the remaining assets and liabilities of Old Stone Federal.

      As a result of the receivership of the Bank, the Company has undergone material changes in the nature of its business and is no longer operating as a savings and loan holding company. Accordingly, the operations of the Bank subsequent to receivership have not been included in the accompanying consolidated financial statements.

      The Company's  continuing  business  activities  included  its sole active surviving subsidiary, Old Stone Securities Company (OSSC), a securities broker/dealer registered with the Securities and Exchange Commission and member of the National Association of Securities Dealers (NASD), which provided brokerage services to customers who were predominately medium to high-income individuals and small-market businesses, located principally in Rhode Island. All material intercompany transactions and balances have been eliminated. The Company discontinued the operations of OSSC effective December 31, 2001 and plans to liquidate its remaining assets during 2002.

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed previously, substantially all of the operations of the Company have been discontinued. The Company has a net equity deficiency of approximately $22,072,000 at December 31, 2001 and is subject to a number of commitments and contingencies, as follows:

         o Effective December 31, 2001, the operations of OSSC have been discontinued. Accordingly, the Company's revenues subsequent to December 31, 2001 available to fund continuing operating expenses are limited.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


1. Description of business, basis of presentation and summary of significant accounting policies (continued):

      Description of business and basis of presentation (continued):

         o The Company has been unable to pay cumulative dividends on the Series B preferred stock outstanding. Also, management does not expect the Company to be able to meet its redemption obligations, unless the Company is successful in its litigation against the United States Government (see also Note 7).

         o The Company may be subject to legal proceedings related to its management of the Bank prior to receivership.

         o     There is an  uncertainty  as to whether  amounts owed for accrued
               state   income  taxes  and  prior  years   pension   contribution
               allocations will ultimately become due.

      All of the above raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

      Until  the  outstanding   uncertainties   discussed  above  are  resolved,
        management has invested, and intends to continue to invest, the Company's assets on a short-term basis. The Company's Board of Directors has made no decision at the present time as to whether or not it would be appropriate for the Company to liquidate its assets, other than the assets of OSSC.

      Use of estimates:

      The preparation of  consolidated  financial  statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Amounts particularly susceptible to significant change in the near term include amounts accrued for state income taxes and prior years pension contribution allocations.

      Cash and cash equivalents:

      The Company considers all highly liquid investments with a maturity of three months or less when purchased, excluding money market funds, to be cash equivalents. There were no cash equivalents at December 31, 2001 or 2000.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

1. Description of business, basis of presentation and summary of significant accounting policies (continued):

      Short-term investments:

      The Company's short-term investment securities consist principally of investments in money market funds and are classified as available for sale. Accordingly, short-term investments are carried at fair value, based on market value, which approximates cost. These money market funds primarily hold investments in U.S. Government securities in the name of the fund.

      The  cost  of   investments   sold  is   determined   using  the  specific
identification method.

      Securities transactions:

      As a securities broker/dealer through December 31, 2001, OSSC was engaged in buying and selling securities for a diverse group of individual and business investors. OSSC introduced transactions for clearance to another broker/dealer on a fully disclosed basis.

      Customers' securities transactions were recorded on a settlement date basis with related commission income and expenses recorded on a trade date basis. Securities transactions entered into for the account and risk of OSSC were recorded on a trade date basis.

      Loans and reserve for loan losses:

      Investments in loans are stated at amortized cost, less an allowance for amounts deemed uncollectible by management. Substantially all such investments in loans are being serviced by Old Stone Federal or its successor-in-interest and were purchases of participating interests in loans or groups thereof in prior years. The loans bear interest at 8.25% and are collateralized by real estate or tangible property. At December 31, 2001, the Company had $29,000 of loans outstanding for which an allowance for loan losses was recorded in the amount of outstanding loans.

      The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

      All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


1. Description of business, basis of presentation and summary of significant accounting policies (continued):

      Loans and reserve for loan losses (continued):

      The allowance  for loan losses is  established  as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The  allowance  for  loan  losses  is  evaluated  on a  regular  basis  by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      Income taxes:

      The Company has filed consolidated federal income tax returns, including all of its subsidiaries, for 2000 and prior years and is expected to continue to do so for 2001.

      The Company accounts for certain income and expenses for financial reporting purposes in different periods than for income tax reporting purposes, principally with respect to the continuing losses incurred by the Company and its sole active surviving subsidiary.

      The change in the deferred tax assets and liabilities resulting from these
        and  other  temporary   differences  are  recognized  currently  in  the
        provision for income taxes.

      Loss per common share:

      Loss per common share is computed by dividing net loss, increased by required dividends on preferred stock and the accretion of the discount on the preferred stock, by the weighted average number of shares of common stock outstanding during each period presented.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

2. Loss per share:

      The calculation of loss per share is as follows (dollars in thousands, except for per share amounts):

                                                                        2001                 2000                1999
                                                                  -----------------    -----------------    ----------------

       Net loss                                                   $          (146)     $           (29)     $           (30)
       Required dividends and accretion of discount
          on Series B preferred stock                                       2,562                2,709                2,709
                                                                  -----------------    -----------------    ----------------
       Net loss applicable to common stock                        $        (2,708)     $        (2,738)     $        (2,739)
                                                                  =================    =================    ================
       Average shares outstanding                                       8,297,046            8,297,046            8,297,046
                                                                  =================    =================    ================
       Loss per share                                             $          (.33)     $          (.33)     $          (.33)
                                                                  =================    =================    ================

          The Company's common stock ceased trading on national exchanges immediately after the Bank was placed in receivership by the OTS.

3.    Other assets and liabilities:

      The following comprise other assets (dollars in thousands):

                                                        December 31,
                                                   ---------------------
                                                      2001        2000
                                                   ---------    --------

       Restricted cash                                 $209      $248
       Customer and other receivables and prepaids        6        27
       Deposit with clearing broker-dealer               35        35
                                                       ----      ----

       Total                                           $250      $310
                                                       ====      ====

      Through December 31, 2000, restricted cash represented funds held by the Company to be paid to holders of the Company's called Series A and C preferred stock. During 1998, the Company became aware of and received from a former stock transfer agent of the Company $222,000 owed to holders of the Company's called Series C preferred stock. During 2001, the Company determined that no amounts were due on called Series A preferred stock. As such, the Company reclassified $6,000 of cash that had been reported as restricted cash in 2000 to short-term investments and eliminated the $32,000 remaining liability related to called Series A preferred stock by increasing additional paid-in capital. The Company is currently in the process of evaluating its responsibility with respect to the called Series C preferred stock and the related funds.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



3.    Other assets and liabilities (continued):

      The following comprise other liabilities (dollars in thousands):

                                                                       December 31,
                                                                   -------------------
                                                                     2001       2000
                                                                   ---------  --------
       Due Old Stone Federal (Note 6)                              $  478   $  478
       Accrued state income taxes                                     607      607
       Accounts payable and accrued expenses                          105       98
       Amounts due to holders of called Series C preferred stock
         (Series A and C preferred stock in 2000)                     211      248
                                                                   ------   ------
       Total                                                       $1,401   $1,431
                                                                   ======   ======

4.    Income taxes:

      The Company is the parent company of an affiliated group of corporations that file consolidated income tax returns. For the years ended December 31, 2001, 2000 and 1999, the tax calculations do not include the operations of the Bank, as they relate to discontinued operations that are not presented in the accompanying consolidated financial statements.

      The components of income tax expense for each of the years ended  December
        31 are as follows (dollars in thousands):

                                                          2001            2000           1999
                                                     ------------     -------------    ----------
       Current tax expense                             $   - 0 -     $    - 0 -   $     - 0 -

       Deferred tax benefit                                (50)           (10)          (10)

       Benefit of net operating loss not recognized,
         deferred                                           50             10            10
                                                         -----             ---         -----

       Total                                           $   - 0 -     $    - 0 -   $     - 0 -
                                                        ======       ========     =========

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



4.    Income taxes (continued):

      The differences between income tax expense and the amount computed by applying the statutory federal income tax rate to loss from operations are as follows (dollars in thousands):

                                                                        2001                 2000                1999
                                                                  -----------------    -----------------    ----------------

       Loss from operations before income taxes                   $          (146)     $           (29)     $           (30)
                                                                  =================    =================    ================

       Tax benefit at statutory rate                              $           (50)     $           (10)     $           (10)
       Increase in taxes resulting from benefit of net
        operating loss not recognized                                          50                   10                   10
                                                                  -----------------    -----------------    ----------------

       Income tax expense                                         $           - 0 -    $           - 0 -    $           - 0 -
                                                                  =================    =================    ================

      Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

      AtDecember  31, 2001,  the Company has net  operating  loss  carryforwards
        available  for  tax  reporting   purposes   amounting  to  approximately
        $1,364,000. These net operating loss carryforwards expire as follows:


                        Year of expiration                                 Amount
                  --------------------------------                    ------------------

                               2010                                   $         568,000
                               2011                                             284,000
                               2012                                             194,000
                               2018                                             113,000
                               2019                                              30,000
                               2020                                              29,000
                               2021                                             146,000
                                                                      ------------------
                                                                      $       1,364,000
                                                                      ==================

      Since the future use of these net operating loss carryforwards for tax reporting purposes is uncertain, a valuation allowance for the entire amount of deferred tax assets resulting from same has been provided as of December 31, 2001 and 2000. The valuation allowance increased by approximately $50,000 and $10,000 for the years ended December 31, 2001 and 2000, respectively.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



5.    Redeemable preferred stock:

      The Cumulative Voting Convertible Series B stock ($20.00 stated value) was convertible into common stock, at the option of the holder, until February 20, 2001. No Cumulative Voting Convertible Series B stock was converted into common stock through February 20, 2001. Each share is entitled to one-half vote on all matters upon which common shares are voted.

      Commencing   February  20,  2002  and  on  each  succeeding   February  20
        thereafter, the Company is required to redeem 10 percent of the Series B stock at $20.00 per share. As of June 5, 2002, the Company has not redeemed any of the Series B stock.

      OnOctober 6, 1991,  the annual  dividend of $2.40 per share was suspended.
        As of December 31, 2001, cumulative preferred dividends of $25,754,085 ($24.60 per share) have not been declared or paid.

6.    Employee benefits:

      Prior to the action by the OTS as discussed in Note 1, the Company and its subsidiaries, along with other subsidiaries of the Bank, participated in a noncontributory defined benefit pension plan and an employee stock ownership plan ("ESOP") sponsored by the Company, which covered substantially all full-time employees. The benefits under the pension plan were based primarily on years of service and employee compensation. The ESOP, which was a defined contribution plan, was established as an offset to the pension plan to provide possible additional future retirement benefits for the participants in conjunction with the defined benefit pension plan.

      Credit for service subsequent to January 29, 1993 is no longer awarded under either of the plans. Under the terms of the sale of certain assets and liabilities of Old Stone Federal by the RTC in 1994, the purchaser has accepted responsibility for administration of and payment of benefit obligations under the defined benefit pension plan. The FDIC, as successor-in-interest to the RTC, terminated the ESOP and, during 1999 and 2000, the FDIC distributed shares of the Company's common stock that were held by the ESOP to ESOP participants as part of that process. The transfer of responsibility for the defined benefit pension plan and the termination of the ESOP are not expected to have any effect on the Company.

      AtDecember 31, 2001 and 2000, amounts due Old Stone Federal or its successor-in-interest (see Note 3) consist of prior years pension contribution allocations of approximately $478,000.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


7.    Other commitments and contingencies:

      OnSeptember 16, 1992, the Company and the Bank  ("Plaintiffs")  instituted a suit against the United States ("Defendant") in the U.S. Court of Federal Claims. In connection with certain government-assisted acquisitions by Plaintiffs in the 1980's, the Defendant (through its various agencies) agreed to provide Plaintiffs with certain valuable capital credits and supervisory goodwill and authorized Plaintiffs to treat those credits and supervisory goodwill as regulatory capital on the Bank's financial statements.

      Following the passage of the Financial Institutions Reform, Recovery, and Enforcement Act in August 1989, the OTS required the Bank to discontinue treating these capital credits and supervisory goodwill as part of regulatory capital and caused the Bank to immediately write off approximately $80,000,000 of such capital credits and supervisory goodwill. In this suit Plaintiffs allege breach of contract by the United States, resulting in substantial injury to Plaintiffs, effecting a taking of Plaintiffs' property without just compensation, and unjustly enriching the Defendant at the expense of Plaintiffs. Plaintiffs seek compensation for the damages caused by the breach, just compensation for the property taken, and disgorgement of the amounts by which the Defendant has been unjustly enriched.

      The Defendant has filed a counterclaim against the Company for alleged breach of its net worth maintenance agreement. The Company has filed an answer denying such counterclaim. Following the Bank closing, the Bank's claims and the claims of the Company were split into two separate actions. The Company's claims are separate and distinct from the claims of the Bank. An agency of the Defendant serves as receiver for the Bank and is maintaining the Bank's claims against the Defendant in a separate action. There are several such cases pending before the U.S. Court of Federal Claims. The Company's case is dependent upon the outcome of other cases of unrelated parties which are being litigated on damages.

      InFebruary 1998, the Company filed a motion for summary judgment, which is currently pending before the Court. Discovery proceedings have been substantially completed as of December 31, 2001. A hearing on the Company's motion took place on May 9, 2002. No ruling has been issued as a result of the hearing. No prediction as to the timing or the outcome of this case can be made at this time.

      During 1998,  the Board of Directors  of the Company  adopted a resolution whereby the directors, retroactive to January 1993, will receive compensation if the Company achieves a certain level of judgment or settlement against the Defendant. At December 31, 2001, compensation contingently payable under this resolution totaled approximately
        $504,000 for the nine years during which directors' fees have been earned and are contingently payable.

      During 1998, the Board of Directors of the Company adopted a Resolution establishing a Litigation Management Committee (the Committee) to effectively pursue the Company's claims against the Defendant. Four members of the Board were appointed to this committee.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


7.    Other commitments and contingencies (continued):

      The Committee was established in order to manage the Company's litigation, including working with the Company's outside attorneys, responding to discovery requests, providing documentary evidence and testimony, and handling all day-to-day aspects of the case, subject to the ultimate authority of the Board to approve any major strategic decision in the case, including settlement, appeal or withdrawal of the suit.

      Inconsideration for their efforts in serving on the Committee, the members collectively will be entitled to receive compensation of between $800,000 and $2,200,000, contingent upon the Company's receiving a judgment or settlement in the litigation (the Recovery) in excess of certain dollar thresholds.

      The Company and a law firm (the Firm) have entered into a retainer agreement, dated October 17, 1997, (the Retainer Agreement) whereby the Firm is entitled to receive the following compensation based on the dollar amount of the Recovery by the Company or through the FDIC, as receiver for the Bank, in the suit against the Defendant:

           Litigated judgment with a Recovery in any amount or a settlement with a Recovery in excess of a dollar threshold specified within the Retainer Agreement (the Specified Dollar Threshold):

              o The Company shall pay the Firm an incentive fee at a rate of 10% to 25% based on various dollar threshold levels relating to the Recovery as stipulated in the Retainer Agreement.

              o In addition, if the Recovery is less than twice the Specified Dollar Threshold, fees for services rendered by the Firm shall be paid to the Firm at a rate of one-third of the fees up to the full fees, capped at $1,500,000, based on various dollar threshold levels relating to the Recovery as stipulated in the Retainer Agreement or if the Recovery is more than twice the Specified Dollar Threshold, fees for services rendered by the Firm shall be paid to the Firm without regard to any cap on such fees.

        Settlement of suit with the Recovery being equal to or less than the Specified Dollar Threshold:

              o The Company shall pay the Firm at a rate of 10% to 20% based on various dollar threshold levels relating to the Recovery as stipulated in the Retainer Agreement.

              o    The  Company  shall  pay the Firm  actual  fees for  services
                   rendered   by  the  Firm.   Such  fees  shall  be  capped  at
                   $1,500,000.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



7.    Other commitments and contingencies (continued):

         Other:

              o In addition, the Company shall pay the Firm 50% of any attorney fees awarded the Company relating to its suit against the Defendant.

      Inconsideration   for  agreements   made  by  the  Firm  in  the  Retainer
        Agreement, the Firm received an (outright) assignment of its percentage interest in the Company's right, title and interest in any judgment, settlement or consensual arrangement from the suit. Furthermore, as security for all amounts due to the Firm under the Retainer Agreement, the Company granted the Firm a first priority security interest in and to the litigation with the Defendant and any proceeds derived from a judgment, settlement or other consensual resolution of the litigation.

      The Company has an oral  agreement  with another law firm to pay for legal services relating to the suit against the United States on a contingency basis that will be determined by the Recovery in the suit against the United States. It is the intent of the Company and the law firm to formalize their oral understanding in writing. As of December 31, 2001, unbilled legal fees for services rendered by this firm totaled approximately $72,000.

8.    Fair value of financial instruments:

      The fair values of cash, receivables and payables approximate the carrying amounts of such instruments due to their short maturities.

      All of the Company's financial instruments are held for nontrading purposes.